LightPath Technologies, Inc. 10-K

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

LightPath Technologies, Inc.
Orlando, Florida

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-23515, 333-23511, 333-41705, 333-92017, 333-121389, 333-121385, 333-96083, 333-50976, 333-50974, 333-155044, 333-188482, 333-201871 and 333-201872), Form S-3 (Nos. 333-113814, 333-37443, 333-39641, 333-47905, 333-86185, 333-93179, 333-94303, 333-31014, 333-37622, 333-47992, 333-51474, 333-75528, 333-127053, 333-133772, 333-146550, 333-153743, 333-159603, 333-162342, 333-163416, 333-166633 and 333-182240) and Form S-1 (No. 333-213860) of LightPath Technologies, Inc. of our report dated September 14, 2017, relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form Form 10-K.

BDO USA LLP
Orlando, Florida
September 14, 2017